Provident Energy Announces 2003 Canadian Tax Information NEWS RELEASE NUMBER 01-07 March 3, 2004

CALGARY, ALBERTA- Provident Energy Trust (“Provident”) (TSX-PVE.UN; AMEX-PVX) today announced the tax on distributions received by Canadian unitholders in 2003 was determined to be 59 percent taxable and 41 percent deferred return of capital (“ROC”). For U.S. resident unitholders, tax information will be available on Provident’s website, www.providentenergy.com , by March 18, 2004.

Canadian Unitholders
Canadian unitholders holding their Provident investment in a Registered Retirement Savings Plan, Registered Retirement Income Fund or Deferred Profit Savings Plan should not report any income related to distributions on their 2003 income tax return. Unitholders holding their units outside such plans will receive a T3 Supplementary Information slip (“T3”), postmarked on or before March 31, 2004. Provident’s Canadian registered unitholders should receive a T3 from Provident’s transfer agent, ComputershareTrust Company of Canada.  Unitholders that hold their units through a broker or other intermediary should receive a T3 directly from their broker or intermediary and not from Provident or Provident’s transfer agent. Unitholders are to report the taxable portion of distributions received as “other income” on their 2003 income tax return.

The following table summarizes tax information for Canadian residents:

Record Date	Payment Date	Total Distribution (Cdn$)	Taxable Amount (Box 26 – Other Income)	Tax Deferred Amount (ROC)

December 17, 2002	January 15, 2003	$0.20	$0.1180	$0.0820
January 21, 2003	February 14, 2003	0.20	0.1180	0.0820
February 20, 2003	March 14, 2003	0.20	0.1180	0.0820
March 20, 2003	April 15, 2003	0.20	0.1180	0.0820
April 21, 2003	May 15, 2003	0.20	0.1180	0.0820
May 20, 2003	June 13, 2003	0.20	0.1180	0.0820
June 18, 2003	July 15, 2003	0.20	0.1180	0.0820
July 21, 2003	August 15, 2003	0.17	0.1003	0.0697
August 20, 2003	September 15, 2003	0.15	0.0885	0.0615
September 18, 2003	October 15, 2003	0.15	0.0885	0.0615
October 21, 2003	November 14, 2003	0.15	0.0885	0.0615
November 19, 2003	December 15, 2003	0.12	0.0708	0.0492
Total Paid		$2.14	$1.2626	$0.8774

The December 2003 distribution was paid on January 15, 2004 and is therefore not included in the 2003 T3 amounts.

Canadian unitholders are required to reduce the adjusted cost base (“ACB”) of their trust units by an amount equal to the tax deferred portion of the distributions (ROC). The ACB is used to calculate capital gains or losses on the disposition of trust units. An ACB calculator can be found on Provident Energy’s website at www.providentenergy.com that can assist Canadian unitholders in this calculation.

Provident Energy Trust is a Calgary-based, open-ended energy income trust that owns and manages an oil and gas production business and a midstream services business.  Provident’s energy portfolio is located in some of the more stable and predictable producing regions in western Canada. Provident provides monthly cash distributions to its unitholders and trades on the Toronto Stock Exchange and the American Stock Exchange under the symbols PVE.UN and PVX, respectively.

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Investor and Media Contact:                                                                                         Corporate Head Office:
Jennifer Pierce                                                                                                              700, 112 – 4th Avenue S.W.
Senior Manager, Investor Relations and                                                                        Calgary, Alberta T2P 0H3
Communications                                                                                                           Phone: (403) 296-2233
Phone (403) 231-6736                                                                                                 Toll Free: 1-800-587-6299
Email: info@providentenergy.com                                                                             Fax: (403) 261-6696
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